SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                                 RECOTON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, of other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee previously paid with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

RECOTON®	Recoton Corporation 2950 Lake Emma Road Lake Mary, Florida 32746

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

           You are cordially invited to attend the Annual Meeting of Shareholders of Recoton Corporation. It will be held on Wednesday, June 12, 2002 at 2:00 p.m. at the Heathrow Conference Center, 1200 Bridgewater Drive, Heathrow, Florida. The following items of business will be discussed and voted on at the meeting:

(1)	The election of four directors for a term of three years;
(2)	The ratification of the appointment of Deloitte & Touche LLP as independent auditors of Recoton Corporation for the fiscal year ending December 31, 2002; and
(3)	Such other business as may properly come before the Annual Meeting or any adjournments.

           Only shareholders of record at the close of business on April 29, 2002 will be entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments.

           Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By mail -	fill in, sign and date your enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

•	By telephone -	call the toll-free telephone number on your proxy/voting instruction card.

•	Via Internet -	visit the web site on your proxy/voting instruction card to vote via the internet.

           If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

           Any proxy may be revoked at any time prior to its exercise at the meeting.

Joseph H. Massot Senior Vice President-Administration and Human Resources and Secretary

Lake Mary, Florida
April 30, 2002

RECOTON®	Recoton Corporation 2950 Lake Emma Road Lake Mary, Florida 32746

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

June 12, 2002

VOTING INFORMATION

Purpose

           The 2002 Annual Meeting of Recoton Corporation will be held on Wednesday, June 12, 2002, for the purposes and at the time and location set forth in the attached notice of annual meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors of the Company in connection with the Annual Meeting or any postponement or adjournment of the meeting.

Who Can Vote

           You are entitled to vote at the Annual Meeting or any adjournment if you were a holder of record of Recoton Corporation common shares at the close of business on April 29, 2002, the record date for the Annual Meeting. Your shares can be voted only if you or a person holding your proxy is present at the meeting.

Shares Outstanding

           The only securities entitled to vote at the Annual Meeting are the Company's common shares, $.20 par value per share. On April 29, 2002, there were 12,304,572 common shares outstanding. To our knowledge, no person owned beneficially more than 5% of the outstanding common shares except as otherwise noted on pages 16-17.

Voting of Shares

           Each share represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. You may vote in person or by proxy.

Voting by Proxy

           If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your shares by using the toll-free telephone number or the Internet voting site listed on the proxy/voting instruction card or by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. When you use the telephone system or our Internet voting site, the system verifies that you are a shareholder through the use of a unique Personal Identification Number that is assigned to you. The procedure allows you to instruct the proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone and Internet voting systems are on the proxy/voting instruction card. The Internet and telephone voting procedures are available 24 hours, 7 days a week until 11:59 p.m., Eastern Daylight Time, on June 11, 2002. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy/voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

           If you do not wish to have our proxies vote your shares, you may designate one or more persons to act as your proxy instead of those persons designated on the proxy card. To give another person authority, strike out the name or names appearing on the enclosed proxy card, insert the name or names of another person or persons and deliver the signed card to such person or persons. The persons designated by you must present the signed proxy card at the meeting in order for your shares to be voted.

           If shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder in accordance with the record holder's requirements in order to ensure the shares are properly voted.

Mailing Date

           This proxy statement, the accompanying form of proxy and the notice of Annual Meeting are first being sent or given to you and the other shareholders of the Company on or about May [8], 2002.

Required Votes

           Shareholders representing a majority of the common shares outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the New York Business Corporation Law, any corporate action, other than the election of directors, must be authorized by a majority of the votes cast, except as otherwise required by such law or Recoton's Certificate of Incorporation with respect to a specific proposal, and the four nominees for the four directorships being voted on receiving the highest number of votes will be elected as directors.

Tabulation of Votes

           When a shareholder abstains from voting or in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Such shares will, however, be counted as "present" for determining a quorum.

           In situations where the approval of a specified percentage of our outstanding shares is required for passage of a proposal, an abstention or a broker non-vote will have the same practical effect as a vote cast against the proposal. None of the matters slated for consideration at this year's Annual Meeting require approval by a specified percentage of our outstanding shares.

Revocation of Proxy

           To revoke your proxy instructions, you must advise Recoton's Secretary before your shares have been voted by the proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, you should revoke or amend your prior instructions in the same way you initially gave them -- that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

Annual Reports

           Securities and Exchange Commission rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and it may be inconvenient to these shareholders. Such shareholders who vote by mail may authorize the Company to discontinue mailing extra annual reports for selected accounts by marking the "Annual Report" box on the proxy card. If you vote by telephone or on the Internet, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call Peter Ildau at 212-644-0220.

Your vote is important. Please sign, date and return your proxy card or vote by phone or Internet so that a quorum may be represented at the meeting.

PROPOSAL I
ELECTION OF DIRECTORS

           The 11 directors of the Company are divided into substantially equal classes having staggered terms of three years. At the Annual Meeting, four directors will be elected, each for a three-year term. It is intended that the proxies named in the enclosed form of proxy will vote for the election of the nominees named below for terms expiring at the Annual Meeting in 2005 (or for substitute nominees if contingencies not currently known prevent such persons from taking office) unless the shareholders submitting proxy votes specify otherwise. The other directors will continue in office for the remainder of their terms as indicated below.

           If voting by proxy with respect to the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.

           The Board of Directors unanimously recommends that shareholders vote FOR the election as directors of the nominees listed below for terms expiring in 2005. If any nominee should be unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee which are represented by proxies will be voted for a substitute nominee designated by the Board or, alternatively, the size of the Board will be reduced. The Board knows of no reason why any of the nominees will be unable to serve at the time of the Annual Meeting.

Name and Position With the Company	Business Experience, Directorships and Age

Nominees for Terms Expiring in 2005

Robert L. Borchardt, Chairman, President, Chief Executive Officer and Director	Mr. Borchardt, 64, has served as a director of Recoton since 1964, as President since 1976, as Chief Executive Officer since 1996 and as Chairman since 1998. He previously served as Co-Chairman from 1992 until 1998 and Co-Chief Executive Officer from 1992 until 1996. He is currently Chairman of the Board of Governors of the Electronics Industries Alliance, the immediate past Chairman and currently on the Executive Board of the Consumer Electronics Association, a division of the Electronic Industries Alliance, and a trustee of the Electronics Industries Foundation. He may be deemed to be a control person of Recoton.

George Calvi, Director	Mr. Calvi, 51, has been a director of Recoton since 1984. He served as Vice President from 1978 until 1988, Senior Vice President-Sales and Marketing from 1988 until 1992 and Executive Vice President-Sales and Marketing of the Company from 1992 until 1996.

Paul E. Feffer, Director	Mr. Feffer, 80, has been a director of Recoton since 1996. He has been Chairman of Feffer Consulting Co., Inc., an international media consulting firm, since 1991.

Stuart Mont, Executive Vice President, Chief Operating Officer and Director	Mr. Mont, 61, has been a director of Recoton since 1975. He has served as Executive Vice President since 2000 and as Chief Operating Officer since 1993. He previously served as Executive Vice President-Operations from 1992 until 2000, Chief Financial Officer from 1992 until 1999 and Secretary from 1989 until 1999.

Directors Whose Terms Expire in 2004

Irwin S. Friedman, Director	Mr. Friedman, 68, has been a director of Recoton since 1982. He has been President, Chief Executive Officer and the principal shareholder of I. Friedman Equities, Inc., a corporate financial consulting firm, for more than five years. He has also been a director of The Kushner-Locke Company, a California-based publicly traded media company, since 1998, and a director of MDP Worldwide Entertainment Inc., an international motion picture production company.

Joseph M. Idy, Director	Mr. Idy, 61, has been a director of Recoton since 1990. He has been Senior Vice President of UBS PaineWebber Inc. since 1989.

Arnold Kezsbom, Senior Vice President-Finance, Treasurer, Chief Financial Officer and Director	Mr. Kezsbom, 49, has been a director of Recoton since 2001. He has served as Senior Vice President-Finance, Treasurer, and Chief Financial Officer since 1999. Mr. Kezsbom previously served as Vice President-Financial Planning from 1995 until 1999.

Joseph H. Massot, Senior Vice President- Administration and Human Resources, Secretary and Director	Mr. Massot, 57, has been a director of Recoton since 1985. He has served as Senior Vice President-Administration and Human Resources since 1999 and as Secretary since 1999. He previously served as Principal Accounting Officer, Vice President and Treasurer from 1989 until 1999.

Directors Whose Terms Expire in 2003

Jerry Kalov, Director	Mr. Kalov, 66, has been a director of Recoton since 1999. He was the President of Cobra Electronics Corporation, a public consumer electronics company from 1985 until his retirement in 1998 and served as a director until December 1999. He has also been a senior partner in a venture capital and management consulting firm, the President of Harman International Industries and its subsidiary JBL Incorporated and the President of Jensen International. Mr. Kalov is a member of the Executive Board of the Consumer Electronics Association and the Board of Governors of the Electronics Industries Association and a trustee of the Electronic Industries Foundation. He is a director of Wells-Gardner Electronics Corporation, a public corporation primarily supplying monitors and related items to the gaming and amusement industry.

Ann R. Leven, Director	Ms. Leven, 61, has been a director of Recoton since 1999. She is a director of Delaware Investments Family of Funds and a Governor of The Investment Company Institute. She was the Treasurer and Chief Fiscal Officer of the National Gallery of Art from 1994 to 1999. She has also been Treasurer and Chief Fiscal Officer of the Smithsonian Institution, Treasurer of The Metropolitan Museum of Art, Vice President and Senior Corporate Planning Officer of The Chase Manhattan Bank and Adjunct Professor at Columbia University Graduate School of Business. She is a director of Systemax, Inc., a public company which is a direct marketer of brand name and private label computers, computer-related products and other industrial products.

Peter Wish, Executive Vice President-Administration, Recoton Accessories Inc. and Director	Mr. Wish, 66, has been a director of Recoton since 1969. He has served as Executive Vice President-Administration of the Recoton Accessories Division from 1999 until 2001 (and in the same position in Recoton before such division was established from 1992 until 1999) and as Executive Vice President-Administration of Recoton Accessories, Inc. since 2001.

Board Committees

           The Board has a standing Audit Committee, Compensation and Option Committee and Finance Committee but does not have a nominating committee.

           Audit Committee. The Audit Committee is currently composed of Ms. Leven (Chair), Mr. Feffer and Mr. Kalov. It met five times in 2001, either in person or telephonically. The committee reviews and makes recommendations relating to the accounting controls, audit and financial statements of the Company. The committee meets with the Company's independent accountants annually to review the scope and the results of the annual audit and quarterly to review the quarterly financial results; it may also meet with them at other times. It recommends to the Board the selection of independent accountants to be retained by the Company. It receives and considers the accountants' comments as to internal controls, competence of accounting staff, company performance and procedures performed and results obtained in connection with the audit. The Board of Directors adopted a charter for the Audit Committee in 2000. A copy of that charter was attached as an appendix to the proxy statement for the 2001 annual meeting. Rules of the Securities and Exchange Commission require that the Company attach a copy of such charter to the proxy statement at least once every three years. Each of the members of this committee meets the standards for independence as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market.

           Compensation and Option Committee. The Compensation and Option Committee is currently composed of Mr. Feffer (Chair), Mr. Idy and Ms. Leven, none of whom is an employee of the Company. It met ten times in 2001, either in person or telephonically. The committee reviews compensation issues, approves and reviews benefit programs for the executive officers, reviews and recommends stock compensation and other incentive compensation plans and approves any employment contracts with, or other contractual benefits for, executive officers. It also makes awards under, prescribes rules for and interprets the provisions of the 1998 Stock Option Plan and the Stock Bonus Plan, and prescribes rules and interprets the provisions of the 1991 Stock Option Plan and Nonqualified Stock Option Plan for options remaining under those plans.

           Finance Committee. The Finance Committee is currently composed of Mr. Kalov (Chair), Mr. Idy and Ms. Leven. It met seven times during 2001, either in person or telephonically. The committee advises the Board with respect to the financing of the Company, including the review of financial transactions.

Compensation of Directors; Attendance

           During 2001, none of the directors who are employees of the Company received any compensation in addition to regular compensation from the Company for any services as a director or as a member of a committee of the Board of Directors. During 2001, each non-employee director received an annual retainer of $12,000 (increased to $20,000 effective June 6, 2001), a grant of options to purchase 4,000 shares of common stock exercisable for ten years at the fair market value at the date of grant and a per meeting fee of $1,500 for in-person Board meetings and $750 for Board telephonic meetings and was reimbursed for expenses, if any, incurred in attending meetings. In addition, annual fees ranging from $1,000 to $2,000 (increased to $4,000 for each chair effective June 6, 2001) were paid to the chairs of the committees and per meeting fees were paid for attendance at committee meetings ranging from $250 (increased to $500 effective June 6, 2001) to $1,000 depending on whether it was telephonic or in-person. See "Certain Relationships and Related Transactions" for transactions with directors or their affiliates for services other than as a director.

           The Board of Directors held five meetings and acted by consent twice during 2001. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of which they were members in 2001. Directors discharge their responsibilities to the Company not only by attending Board and committee meetings but also through communications with Company management relative to matters in which their expertise and interest are appropriate.

EXECUTIVE COMPENSATION

Report of the Compensation and Option Committee On Compensation of Executive Officers of the Company*

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

           Compensation Philosophy

           The Company's philosophy for executive compensation has been to provide competitive levels of compensation, to reward above average overall corporate performance, to recognize individual initiative and achievement and to assist the Company in attracting and retaining qualified management. The Company has not historically determined compensation based on rigid formulas, fixed targets or weighing of specific criteria. The Company does not offer a defined benefit or defined contribution retirement plan requiring mandatory contributions by the Company. Employees may elect to participate in the Company's 401(k) plan but the Company does not match employee contributions.

           New Incentive Compensation Plan

           During the year 2000 the Company undertook a comprehensive review of its management compensation program. As a result, a new compensation program was implemented in 2001. Under the new compensation plan, the four components of each management employee's compensation (excluding those who are the subject of an employment agreement) consist of base salary, annual incentives, long-term incentives and customary benefits.

           The intent of this program is to align employee interests with those of shareholders by rewarding performance success while minimizing costs if performance results fall short of expectations. In support of this intent, the Company has adopted a compensation strategy which calls for modestly conservative base salaries coupled with performance-leveraged annual and longer term incentives, which are targeted at slightly above competitive incentive levels when performance goals are attained.

           This compensation strategy includes an annual incentive plan with funding based primarily on profit results as compared to pre-established profit targets approved by the Compensation Committee at both the corporate and business unit level. Distribution of the funded amount to individuals is then based on an assessment of their respective contributions to the profit results. Annual incentive compensation also includes awards based on whether such individuals met individual business objectives. Bonuses which were paid to executive officers with respect to 2001 results were based on such persons achieving such individual business objectives.

           This compensation strategy is also executed through a longer term incentive plan composed of stock options which are granted under the Company's existing stock option plan annually and performance accelerated restricted stock (PARS) which will be granted periodically under the Company's existing stock bonus plan. The annually awarded stock options will benefit option recipients if and to the extent our stock appreciates in value over the stock option's fair market value at time of grant. The periodically awarded PARS will provide value to grant recipients if they meet the five year vesting requirements, which can be accelerated in the third or fourth year after grant if the Company achieves relative total shareholder return results superior to the median total shareholder return result for the Russell 2000 Index Companies. New grants will be made concurrent with vesting, so management members will benefit if they help the Company outperform the Russell 2000 Index Companies.

           Chief Executive Officer's Compensation

           Mr. Borchardt, currently the Company's Chief Executive Officer, Chairman of the Board and President, is being compensated pursuant to an employment agreement entered into effective as of January 1, 1995, which expires on December 31, 2004. For a description of the employment agreement with Mr. Borchardt, see "Employment Contracts and Change-in-Control Arrangements" appearing elsewhere in this proxy statement. The Committee believes the employment agreement for the Chief Executive Officer currently compensates him in a manner that relates to performance and to the shareholders' long-term interests.

           Mr. Borchardt and the Company, however, have agreed that Mr. Borchardt's salary for 2002 will be reduced by $280,000 (from $1,278,086, the base annual salary for 2002 as computed pursuant to the formula set forth in Mr. Borchardt's employment agreement, to $998,086 effective January 1, 2002 in consideration for the receipt of options to purchase 79,096 shares at $5.22 per share, the fair market value at the date of grant. The number of options which were granted is intended to equal the amount of foregone compensation premised on a Black Scholes valuation of such options.

COMPENSATION AND OPTION COMMITTEE Paul E. Feffer, Chair; Joseph M. Idy; and Ann R. Leven

Compensation Committee Interlocks and Insider Participation

           The members of the Compensation and Option Committee in 2001 were Paul E. Feffer, Joseph M. Idy and Ann R. Leven, none of whom was an officer or employee of the Company or any of its subsidiaries in 2001. Ronald McPherson, a former officer of the Company, was a member of the Compensation and Option Committee until January 17, 2001. No director of the Company served during 2001 as an executive officer of any public corporation whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission (SEC).

Compensation Tables

           This section of the Proxy Statement discloses fiscal 2001 plan and non-plan compensation awarded or paid to, or earned by, the (i) Company's Chief Executive Officer (CEO) and (ii) the Company's four most highly compensated executive officers other than the CEO who were serving as executive officers at December 31, 2001 (together, these five persons are sometimes referred to as the Named Executives).

Summary Compensation Table

           The following table contains compensation data for the Named Executives for the past three fiscal years:

                                                                       LONG-TERM COMPENSATION
                                                                       ----------------------
                                                                                             PAY-
                                    ANNUAL COMPENSATION                    AWARDS            OUTS
                           -------------------------------------- ------------------------- -------
                                                       OTHER      RESTRICTED   SECURITIES    LTIP
                                                       ANNUAL       SHARES     UNDERLYING    PAY-     ALL OTHER
 NAME AND PRINCIPAL          SALARY      BONUS      COMPENSATION    AWARDS       OPTIONS     OUTS   COMPENSATION
      POSITION        YEAR    ($)1        ($)2          ($)3         ($)4          (#)       ($)        ($)5
--------------------- ---- ---------- ------------- ------------- ------------ ------------ ------- ------------

Robert L. Borchardt,  2001 $1,205,741  $         0     $63,696         --         100,000      --      $35,562
 CHAIRMAN, CEO        2000  1,137,492            0      57,642         --           --         --       16,810
  AND PRESIDENT       1999  1,073,105            0      58,080         --          50,000      --       14,860

Stephen Chu,6         2001    448,072            0        --           --           --         --       20,350
 PRESIDENT, STD       2000    424,942            0 7      --           --           --         --       20,351
  HOLDING LIMITED     1999    419,296    1,257,625 7      --           --          70,000      --       20,531

Stuart Mont,          2001    334,481       30,000        --         263,265       13,996      --       26,469
 COO AND EXECUTIVE    2000    314,354       75,000        --           --           --         --       40,248
  VICE PRESIDENT      1999    293,956       85,000        --           --          30,000      --       25,091

Arnold Kezsbom,       2001    237,000       35,000        --         182,833        9,720      --        2,910
 SENIOR VICE          2000    214,999       57,000        --           --           --         --        5,531
 PRESIDENT-FINANCE,   1999    187,005       60,000        --           --          30,000      --        4,656
 TREASURER AND CHIEF
 FINANCIAL OFFICER

Dennis Wherry,        2001    200,400       30,000        --         154,129 8      8,194 8    --        3,491
 EXECUTIVE VICE       2000    181,643       50,000        --           --           --         --        6,043
 PRESIDENT AND        1999    168,342       40,000        --           --          16,500 8              5,180
 MANAGER, SHARED
 SERVICES DIVISION
[1]	Excludes amounts allocated to the deferred compensation account of Mr. Borchardt of $63,696 for 2001, $57,642 for 2000 and $58,080 for 1999 (see "Employment Contracts and Changes-In-Control Arrangements" below), which are reported under "Other Annual Compensation."
[2]	Represents bonus awards determined for the performance year indicated, whether paid in such year or paid in the following year.
[3]	Consists of deferred compensation for Mr. Borchardt. The column "Other Annual Compensation" includes the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive’s salary and bonus for the year.
[4]	Reflects issuance of performance adjusted restricted stock issued at a time when the fair market value of such stock was $18.81; such shares are subject to forfeiture and vesting requirements (see "Report of the Compensation and Option Committee on Compensation of Executive Officers of the Company"). The per share value of the aggregate 31,910 shares of stock issued to the Named Executives at December 31, 2001 was $13.60. If cash dividends were to be declared with respect to such stock, those dividends would be issued to such stockholders but all stock dividends or other distributions are subject to the same forfeiture and vesting requirements as the underlying shares.
[5]	Consists of (a) the vested portion of the Company's contribution pursuant to the Recoton Corporation Employees' Profit Sharing Plan for each of the named Executive Officers other than Mr. Chu (who is not a participant in such plan) of $2,500 for 2001 (estimate), $5,242 for 2000 and $4,421 for 1999, (b) premiums paid by the Company for split dollar insurance arrangements for Mr. Borchardt of $30,290 for 2001, $10,116 for 2000 and $9,251 for 1999; (c) premiums paid by the Company for life insurance over $50,000 in principal amount for the direct or indirect benefit of Mr. Borchardt of $2,772 for 2001, $1,452 for 2000 and $1,188 for 1999; for Mr. Mont of $2,653 for 2001, $1,404 for 2000 and $774 for 1999; for Mr. Kezsbom of $410 for 2001, $290 for 2000 and $236 for 1999; and for Mr. Wherry of $991 for 2001, $801 for 2000 and $759 for 1999; (d) premiums paid by the Company for life insurance for the benefit of Stephen Chu; and (e) the value of interest assumed by the Company on loans for Mr. Mont of $21,315 for 2001, $33,602 for 2000 and $19,896 for 1999.
[6]	Salary data includes a housing allowance of $92,308 for 2000 and $30,984 for 1999.
[7]	Consists of payments from a bonus pool established in connection with the acquisition of STD Holding Limited in 1995 based on net after-tax earnings of STD and its affiliated United States marketing company, InterAct Accessories, Inc. The amounts with respect to 1999 and 2000 were settled in 2001.
[8]	Includes awards and options granted to the reporting person's spouse, beneficial ownership of which is disclaimed.

Option Grants in 2001

           The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executives during 2001 (the Company has not granted any stock appreciation rights - sometimes referred to as SARs):

                                INDIVIDUAL GRANTS
                      -------------------------------------
                           NUMBER OF      PERCENT OF TOTAL
                          SECURITIES     OPTIONS GRANTED TO    EXERCISE
                      UNDERLYING OPTIONS    EMPLOYEES IN        PRICE      EXPIRATION    GRANT DATE
            NAME         GRANTED (#)1       FISCAL YEAR       ($/SHARE)2      DATE3   PRESENT VALUE($)4
--------------------- ------------------ ------------------- ------------- ---------- -----------------
Robert L. Borchardt         100,000            33.4%            $13.813      3/15/11       $1,041,466
Stephen Chu                      --              --                  --           --               --
Stuart Mont                  13,996             4.7              13.125       3/4/11          113,401
Arnold Kezsbom                9,720             3.2              13.125       3/4/11           78,755
Dennis Wherry                 8,194             2.7              13.125       3/4/11           66,376
-------------------------------------------------------------------------------------------------------
[1]	Except as otherwise noted, all options vest over a four year period, 25% per year, commencing on the first anniversary of the date of grant. In the event of death, disability or retirement at or after age 65 unvested installments become fully exercisable. In the event of death or disability vested options are fully exercisable by the optionee or the optionee's legal representative for one year following the event, and in the event of termination of employment for any other reason except "cause," vested options are fully exercisable by the optionee for three months, or until the normal expiration date, whichever occurs first. Options also become fully exercisable in the event of a "change of control" of the Company as defined in the relevant option plan.
[2]	The exercise price is equal to the fair market value of the Company's common shares on the date of the grant.
[3]	Subject to earlier termination in case of termination of employment.
[4]	The estimated present value of the stock options as of their grant date was calculated using the Black-Scholes option pricing model. The assumptions used in the model include (a) an expected Recoton stock price volatility of 62.5%, (b) risk-free interest rates ranging from 4.82% to 5.19%, (c) no dividends being paid and (d) all options being exercised at the end of their expected holding period (ten years for the options held by Mr. Borchardt, and six years for the other options). Whether these assumptions will prove accurate cannot be known at the date of grant. Executives may not sell or assign any stock options (other than assignments which may be allowed to family members in certain circumstances), which have value only to the extent of share price appreciation, which will benefit all shareholders commensurately. Actual gains, if any, on stock option exercises and stock holdings are dependent on the market price of the Company's common shares at the dates of exercise and sale.

Aggregated Option Exercises in 2001
and 2001 Year-End Option Values

           The following table sets forth information with respect to the Named Executives concerning the exercise of options during 2001 and unexercised options held at year-end:

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     OPTIONS AT 12/31/01            AT 12/31/01 ($)1
                                                 ---------------------------- -----------------------------
                         SHARES        VALUE
                      ACQUIRED ON    REALIZED
       NAME           EXERCISE (#)      ($)1      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------- ------------ ------------- ------------- -------------- -------------- --------------
Robert L. Borchardt      133,334     $1,554,674     819,716       170,000        $123,250       $184,875
Stephen Chu               14,000        105,140      44,000        62,000          89,275        260,825
Stuart Mont                5,334         63,368      72,500        43,996          75,750        118,773
Arnold Kezsbom             3,000         34,688      13,400        29,720          55,763        115,742
Dennis Wherry              3,800         39,672      12,550        20,094          20,636         65,101
[1]	Market value of underlying securities at exercise or year-end, as applicable, minus the exercise price. The per share closing sale price on the Nasdaq Stock Market on December 31, 2001 was $13.60. Certain options granted from 1993 through 2001 were excluded since they were not in the money at year-end.

Employment Contracts and Change-In-Control Arrangements

           Robert L. Borchardt Employment Agreement. Effective January 1, 1995, the Company entered into an employment agreement with Robert L. Borchardt, currently its Chief Executive Officer, Chairman of the Board and President, for a ten year term. The agreement is automatically renewed thereafter for successive two-year periods unless either party affirmatively elects to not renew. Such agreement provides for a base annual salary of $850,000 which is adjusted annually to reflect the greater of the changes in the consumer price index or 6% ($1,205,742 effective January 1, 2001) and an annual bonus equal to two percent of the Company's net income after taxes for the just-completed year but before deducting the bonus (Net Income Before Bonus or NIBB) (but in no event more than two percent of the corresponding NIBB for the prior year) plus five percent of the amount by which such NIBB number for the just-completed year exceeds the NIBB number for the prior year. See "Report of the Compensation and Option Committee On Compensation of Executive Officers of the Company" above for a discussion of waivers by Mr. Borchardt of certain compensation for 2002.

           The agreement requires the Company to exercise its best efforts to grant the employee during the employment term options on 250 shares for each $10,000 by which the NIBB for each just-completed year during the contract term exceeds the NIBB for the prior year (exercisable at the fair market value as of the grant date), but in no event would Mr. Borchardt receive more options than he is entitled to under the applicable option plan (currently 250,000 options per year). The agreement provides for disability insurance and medical benefits, vacation and perquisites customary for a chief executive officer as well as certain demand and "piggy back" rights to have his shares registered.

           The agreement is terminable by the Company only for cause (as defined in the agreement). If the Company elects not to renew the agreement at its expiration or if Mr. Borchardt terminates employment at age 65, upon a change of control or for good reason (as defined in the agreement), he has the right to become a consultant to the Company until the time of his death. As a consultant, Mr. Borchardt would receive an amount equal to his salary at the time of termination of employment for two years, an amount equal to 75% of that salary for two more years and an amount equal to 50% of that salary for the balance of the consultancy period (all such payments being subject to cost of living adjustments). Upon a change of control (as defined in the agreement) during the term of employment or consultancy, the Company is obligated to pay Mr. Borchardt $2 million (subject to cost of living adjustments), he would have the right to cause the Company to purchase his shares in the Company and he would have the right to remain in employment or to terminate his employment and become a consultant to the Company. If Mr. Borchardt has good reason, he may terminate his employment or consultancy, in which event he is entitled to receive his salary and bonus or his consultancy fee on a periodic or discounted lump sum basis (at his option) for the balance of the employment and/or consulting period and may elect to receive the cash value of unexercised options (whether vested or not). In certain events the Company is required to gross up payments to reflect certain excise taxes which may be imposed under the Internal Revenue Code. Upon Mr. Borchardt's termination of employment for disability, he would receive his salary and bonus for one year and his salary as in effect at the date of termination and benefits until his death. Upon Mr. Borchardt's death, his estate would receive his salary and bonus for one year and his salary for one additional year thereafter.

           Stephen Chu Employment Agreement. When the Company acquired STD Holding Limited in 1995, it entered into an employment agreement with STD Holding's Group Managing Director, Stephen Chu, for a term through December 31, 2001. This agreement was amended and restated effective January 1, 2001 for a term through December 31, 2005, subject to the ability of the Company and the employee to mutually extend the agreement through December 31, 2009. The agreement may be terminated by the Company for cause or disability (as defined in the agreement), in which case no additional compensation is due. The Company may also terminate the agreement without cause provided that it pays Mr. Chu the benefits which he would have received under the agreement until August 31, 2005. Mr. Chu may terminate the agreement for material breach by the Company in which case the Company is required to continue to provide salary and benefits through August 31, 2005.

           Mr. Chu's base salary, which is subject to a cost-of-living adjustment as well as discretionary adjustments set by the Board of Directors, was HK$3,510,000 ($448,072 in U.S. dollars) as of January 1, 2001 and his annual bonus is 3% of the net after-tax earnings of InterAct Group (as defined) commencing with earnings for 2001 (with any cumulative negative earnings being applied to the succeeding years' earnings). Mr. Chu receives customary fringe benefits made available to comparable Recoton employees other than stock option, profit sharing and bonus programs.

           Pursuant to the amended agreement Mr. Chu also received options to purchase 2,475,000 shares of InterAct International, Inc. at $1 per share (40% of which are immediately exercisable, and 20% become exercisable on January 1st of each of 2002, 2003 and 2004 and which expire on January 31, 2006) and 618,750 shares of InterAct International, Inc. at $1 per share (which become exercisable on September 30, 2009 unless certain conditions are satisfied, in which case they become exercisable on December 31, 2005, and which expire on December 31, 2009).

           Split Dollar Life Insurance. Pursuant to two separate Split Dollar Life Insurance Agreements effective as of February 24, 1989 among Recoton and Trudi Borchardt and Marvin Schlacter (the Joint Owners) and Mr. Borchardt, the Company agreed to maintain life insurance policies on Mr. Borchardt's life in the aggregate face amount of $2,500,000, the proceeds of which (after reimbursement to the Company for premiums paid) are payable to beneficiaries designated by the Company and the Joint Owners. Pursuant to three separate Split Dollar Life Insurance Agreements effective December 17, 1994 among Recoton, the Robert and the Trudi Borchardt 1994 Family Trust (the 1994 Borchardt Family Trust) and Robert L. Borchardt, the Company agreed to maintain life insurance policies on the joint lives of Mr. Borchardt and his wife Trudi Borchardt in the aggregate face amount of $10 million and a life insurance policy on the life of Robert L. Borchardt in the face amount of $1.3 million, the proceeds of which (after reimbursement to the Company for premiums paid) are payable to the beneficiary designated by the 1994 Borchardt Family Trust. Effective November 6, 1998, two of the 1994 Split Dollar Life Insurance Agreements on the joint lives of Mr. and Mrs. Borchardt were amended to change the carriers and two additional Split Dollar Life Insurance Agreements were entered into pursuant to which the Company agreed to maintain additional life insurance policies on the joint lives of Mr. and Mrs. Borchardt in the face amount of $4.25 million.

           Deferred Compensation Agreements. Pursuant to a Deferred Compensation Agreement effective as of July 1, 1982 between Recoton and Mr. Borchardt, amounts credited under a prior deferred compensation agreement to Mr. Borchardt plus five percent of the salary which Mr. Borchardt is or may become entitled to receive from the Company together with interest accrued thereon shall be paid to Mr. Borchardt in monthly installments upon termination of his employment for any reason whatsoever. In the event of Mr. Borchardt's death, all or any unpaid portion of his deferred compensation shall be payable to a beneficiary designated by Mr. Borchardt.

           Change of Control Arrangements. Options granted under the Company's stock option and stock bonus plans may include provisions accelerating the vesting schedule in the case of defined changes-in-control. Options and bonuses granted to-date under such plans have included such provision. See also the discussion above regarding Mr. Borchardt's employment agreement.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION*

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

           Set forth below is a chart and line graph comparing the yearly percentage change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on the Company's common shares with the cumulative total return of the Russell 2000 Index (an index prepared by Frank Russell & Associates composed of companies listed on the New York and American Stock Exchanges and quoted on the Nasdaq Stock Market by market capitalization beginning with the company which ranks 1001 and ending with the company rank of 3000) and a peer group for the period of five fiscal years commencing on December 31, 1996 and ending on December 31, 2001. The chart and graph assume that the value of the investment in the Company's common shares and for each index was $100 on December 31, 1996 and reflects reinvestment of dividends and market capitalization weighing. The dollar amounts indicated in the chart and graph are as of December 31 in each year indicated.

                                                   CUMULATIVE TOTAL RETURN ($)
---------------------------- -------- -------- -------- -------- -------- --------
REGISTRANT/INDEX               1996     1997     1998     1999     2000     2001
============================ ======== ======== ======== ======== ======== ========
Recoton Corporation           100.00    90.38   120.08    60.25    51.05    91.05
---------------------------- -------- -------- -------- -------- -------- --------
Russell 2000                  100.00   122.36   119.25   144.60   140.23   143.71
---------------------------- -------- -------- -------- -------- -------- --------
Peer Group                    100.00    83.66   115.08   106.16   112.30   156.66
---------------------------- -------- -------- -------- -------- -------- --------

           The common shares of the following companies have been included in the peer group index: Acclaim Entertainment Inc., Boston Acoustics Inc., Carver Corp., Emerson Radio Corp. and Harman International Industries Inc. The members of the peer group are companies in the Standard & Poor's home entertainment group but Standard & Poor's does not publish an index for such group. Historical share price performance shown on the graph is not necessarily indicative of the future price performance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all such 2001 filing requirements were complied with except for one filing by each of Mr. Craig Dykes and Mr. Stuart Mont, which were filed late. In addition, one form reporting a change in ownership from indirect to direct with respect to a 2000 transaction was filed late for Mr. Borchardt.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           In January 2001, the Company entered into a revised retainer agreement with I. Friedman Equities, Inc., a company of which Mr. Irwin Friedman, a director of the Company, is a principal shareholder pursuant to which Friedman Equities' engagement to render services as a financial advisor was extended through December 31, 2001, which term shall be automatically extended for additional one-year periods unless either party elects to not renew the agreement at least 90 days prior to the scheduled expiration date. In connection with that new agreement, Friedman Equities is paid $55,000 per year plus a success fee to be mutually agreed upon if Friedman Equities initiates successful transactions. Friedman Equities also received in 2001 options under the Company's 1998 Stock Option Plan to purchase 20,000 shares at an exercise price of $10.16 per share exercisable at any time until January 15, 2011.

           Stuart Mont, the Company's Chief Operating Officer, Executive Vice President and a director, had loans from a subsidiary aggregating at their maximum in 2001 of $542,816.36. The outstanding balance as of March 31, 2002 was $309,799.54.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT

           The following table sets forth certain information regarding the beneficial ownership of the Company's common shares, its only outstanding shares of capital stock, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding common shares, (b) each director, (c) the Named Executives and (d) all executive officers and directors as a group as of March 31, 2002. Unless otherwise indicated, each of the shareholders shown in the table below has sole voting and investment power with respect to the common shares beneficially owned.

                                             Amount and Nature of Beneficial Ownership as of March 31, 2002
                                            ---------------------------------------------------------------
                                              Current
Name (and Address for                        Beneficial      Shares Subject
5% Holders) of Beneficial Owner             Holdings (1)     to Options (1)      Total (1)         Percent
-------------------------------             ------------     --------------      ---------         -------
Robert L. Borchardt (2)...................    1,236,573          864,716         2,101,289          16.0%
George Calvi..............................       22,508           13,700            36,208            *
Stephen Chu...............................            0           40,000            40,000            *
Paul E. Feffer............................        1,000           13,000            14,000            *
Irwin S. Friedman (3).....................       20,000           49,500            69,500            *
Joseph M. Idy.............................        2,000            5,000             7,000            *
Jerry Kalov...............................       10,000           12,000            22,000            *
Arnold Kezsbom............................        9,720           16,830            26,550            *
Ann R. Leven..............................          500           12,000            12,500            *
Joseph H. Massot..........................       35,539           21,460            56,999            *
Stuart Mont...............................       52,248           81,999           134,247           1.1
Dennis Wherry (4).........................        8,194           15,598            23,792            *
Peter Wish................................       22,065           40,123            62,188            *
First Pacific Advisors, Inc.(5)...........    2,113,100               --         2,113,100          17.2
Dimensional Fund Advisers, Inc.(6) .......      857,396               --           857,396           7.0
All Directors and Executive Officers
   as a Group (17 Persons)................    1,441,720        1,224,486         2,666,206          19.7

*	Less than 1%
(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. Current Beneficial Holdings does not include securities which that person has the right to acquire. Shares Subject to Option includes shares that may be acquired currently or within 60 days after March 31, 2002 through the exercise of stock options. Total reflects the sum of Current Beneficial Holdings and Shares Subject to Options.
(2)	Mr. Borchardt's address is c/o Recoton Corporation, 2950 Lake Emma Road, Lake Mary, FL 32746. Includes 39,909 shares held by Mr. Borchardt's wife. Mr. Borchardt disclaims beneficial ownership of the shares owned by his wife. Excludes (a) 122,190 shares as to which Mr. Borchardt holds an irrevocable proxy (valid until the earlier of November 2007 or two years after Micah Ansley and Diane Eberlein both cease to be Company employees) pursuant to an agreement between the Company, Mr. Borchardt, Mr. Ansley and Ms. Eberlein (such shares are to be voted consistent with the recommendation of the Board of Directors of the Company and the holders of such shares are generally free to sell such shares at any time), and (b) 30,000 shares held by a foundation of which Mr. Borchardt is a director.
(3)	Includes exercisable options for 20,000 shares granted to I. Friedman Equities, Inc., a company of which Mr. Friedman is a principal shareholder.
(4)	Includes shares and options issued to the reporting person's spouse, beneficial ownership of which is disclaimed.
(5)	Based on a Schedule 13G Statement dated February 13, 2002 filed with the Commission, First Pacific Advisors, Inc. (11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064) had shared voting power with respect to 970,600 shares and shared dispositive power with respect to 2,113,100 shares and FPA Capital Fund, Inc. (11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064) had sole voting power and shared dispositive power with respect to 630,400 shares as of December 31, 2001. Based on previous filings by First Pacific Advisors, the Company believes that the 630,400 shares reported as owned by FPA Capital Fund, Inc. are also included in the 2,113,100 shares reported as owned by First Pacific Advisors, Inc. in the table.
(6)	Based on a Schedule 13G Statement dated January 30, 2002 filed with the Commission, Dimensional Fund Advisors Inc. (1299 Ocean Avenue, 11(FONT SIZE=1>th Floor, Santa Monica, CA 90401), a registered investment advisor, is deemed to have beneficial ownership of 857,396 shares as of December 31, 2001, with sole voting and dispositive power as to all of such shares. Such shares are held in various investment companies or other investment vehicles for which Dimensional Fund Advisors serves as investment manager. Dimensional Fund Advisors disclaims beneficial ownership of all such shares.

PROPOSAL II
SELECTION OF AUDITORS

           Action is to be taken at the Annual Meeting to ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ended December 31, 2002.

           Representatives of Deloitte & Touche LLP, which began serving as the Company's independent auditors in 1999, are expected to be present at the Annual Meeting, to make a statement and to be available to respond to appropriate questions.

Fees Billed to the Company by Deloitte & Touche for Services During Fiscal 2001

           Audit Fees: Fees and expenses billed to the Company by Deloitte & Touche for auditing the Company's annual financial statements for the Company's 2001 fiscal year and reviewing the financial statements included in the Company's quarterly reports on Form 10-Q for the year totaled $669,803.

           Financial Information Systems Design and Implementation Fees: Deloitte & Touche did not provide any advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2001.

           All Other Fees: Fees and expenses billed to the Company by Deloitte & Touche for other non-audit services rendered to the Company during the Company's 2001 fiscal year totaled $171,250, including tax related services for $116,250 and review of management information systems for $55,000.

           The Audit Committee of the Board of Directors has reviewed the services provided to the Company by Deloitte & Touche and believes that the non-audit/review services which it has provided do not impinge on the auditor's independence.

           Shareholder ratification of the selection of Deloitte & Touche as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

           The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as the company's independent auditors.

REPORT OF THE AUDIT COMMITTEE*

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed "soliciting material" or filed under such Acts.

           The Audit Committee of the Board of Directors of the Company operates under its charter, as adopted by the Board of Directors in 2000, a copy of which was attached to last year's proxy statement. Management is responsible for the Company's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company's policies and legal requirements. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report on such audit; they are also required to review the Company's quarterly financial statements. The Audit Committee's responsibility is to monitor these processes and report to the full Board. Deloitte & Touche LLP issued an unqualified opinion on the Company's 2001 financial statements.

           As required by the SEC's standards for independence of the Company's external auditors and in accordance with the Committee's charter, the Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 with management, who represent that the Company's consolidated financial statements for fiscal 2001 were prepared in accordance with generally accepted accounting principals. It has also discussed with Deloitte & Touche, the Company's independent auditors, those matters required to be reviewed pursuant to Statement On Auditing Standards No. 61 (Communication with Audit Committees), including information regarding the scope and results of the audit. The Committee has received from Deloitte & Touche the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountant's independence.

           The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing. In the performance of their oversight functions, the members of the Audit Committee rely upon the information, opinions, reports and statements presented to them by Company management and by the independent auditors.

           Based on a review of the financial statements, discussions with management and the independent accountants and the report of and disclosures and letter from the independent accountants to the committee, the Audit Committee recommended to the Board of Directors that the financial statements of the Company for the year ended December 31, 2001 as audited by Deloitte & Touche be included in the Company's Annual Report on Form 10-K filed with the SEC. The committee also recommended to the Board of Directors the selection of Deloitte & Touche as the Company's independent auditors for fiscal 2002, which recommendation was accepted by the Board of Directors.

AUDIT COMMITTEE Ann R. Leven, Chair; Paul E. Feffer; and Jerry Kalov

OTHER MATTERS TO COME BEFORE THE MEETING

           If any matter not described in this proxy statement should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the Annual Meeting.

EXPENSES OF SOLICITATION

           The total cost of this proxy solicitation will be borne by the Company. Officers, agents and employees of the Company and other solicitors retained by the Company may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their out-of-pocket expenses.

PROPOSALS BY SHAREHOLDERS

           Shareholders are hereby notified that if they intend to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders, such proposals must be received by the Company no later than January 15, 2003.

MISCELLANEOUS

           Pursuant to Section 726 of the New York Business Corporation Law, the Company has obtained insurance coverage in the aggregate principal amount of $50 million from May 25, 2001 through May 24, 2002 to indemnify the Company and its officers and directors from certain liabilities. The insurance contracts, dated May 25, 2001, with Federal Insurance Company and Great American Insurance Company cost the Company approximately $315,000 in annual premiums.

           A COPY OF RECOTON'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 IS INCLUDED AS PART OF THE COMPANY'S ANNUAL REPORT ACCOMPANYING THIS PROXY STATEMENT. AN ADDITIONAL COPY MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST. Such request should be sent to Joseph H. Massot, Secretary, Recoton Corporation, 2950 Lake Emma Road, Lake Mary, Florida 32746.

By Order of the Board of Directors Joseph H. Massot Senior Vice President-Administration and Human Resources and Secretary

Lake Mary, Florida
April 30, 2002